EXHIBIT 10.2

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (Extension Agreement’ or ‘Agreement’) is made effective February 3, 2015 (with compensation treatment and promissory note adjustments effective January 1, 2015), by, between and among Bion Environmental Technologies, Inc. (‘Bion’) (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the ‘Bion Companies’) and Dominic Bassani (‘DB’).

WHEREAS DB has provided the services to the Bion Companies continually since 2000  on a consulting basis -- most recently as Bion’s Chief Executive Officer (‘CEO’) -- pursuant to an agreement of July 2011 which has been informally extend by emails and other means since its expiration (collectively, ‘Existing Agreement’);

WHEREAS Bion has been unable to pay DB’s cash compensation set forth in the Existing Agreements for multiple years and has deferred/accrued, with DB’s consent, most such deferred sums in a convertible promissory note with an adjustable conversion price (currently $.45 per Unit) into Units (each consisting of 1 share of Bion’s common stock and 1 warrant to purchase of Bion’s common stock) (‘Existing Note’);

WHEREAS DB has made cash advances and loans to Bion over the past five years which sums remain unpaid and a represented by multiple other promissory notes (‘Other Notes’);

WHEREAS DB has substantial unreimbursed expenses related to his services to Bion of approximately $116,000 at December 31, 2014 (‘Unpaid Expenses’);

WHEREAS prices at which Bion’s common stock has traded and the price at which Bion has been able to raise funds by sale of its equity have both dropped during subject period resulting in a large decrease in the conversion price of the Existing Note;

WHEREAS Bion wishes to end the downward spiral related to the conversion price (and the ever increasing amount of its equity securities to be received upon conversion) of the Existing Note and DB is willing to replace the Existing Note and Bion’s other obligations to him with a combination of a) new convertible promissory note with terms that  i) materially reduce the interest rate by 50% (from 8% to 4%), ii) increase the conversion price by 11% (from $.45 to $.50), iii) fix the conversion price so there can be no further reductions, iv) reduce the number of warrants received on conversion by 75% (from 1 warrant per unit to ¼ per unit)and vi) extend the maturity date for 3 years (‘New Note’) (form of New Note attached as Exhibit 1 hereto), and b) a term note due on December 31, 2015 representing the actual out-of –pocket sums advanced by DB to Bion that have not been repaid and unreimbursed out-of-pocket expenses (‘Cash Note’)(form attached as Exhibit 2 hereto) on the terms and conditions set forth herein;

WHEREAS Bion and DB wish to place all the sums owed by Bion to DB in just these two promissory notes and clarify how DB will be compensated from January 1, 2015 forward;

WHEREAS Bion wishes to have DB continue to provide services to the Bion Companies and DB is willing to continue to provide such services upon the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual covenants and conditions and performances  hereinafter set forth, the Bion Companies and DB do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

1)

Pursuant to the terms of the Existing Agreement and this Extension Agreement, DB shall continue to hold the position of CEO of Bion and its subsidiaries through a date no later than December 31, 2017 (‘Term’);   Bion has the option to extend DB’s services for up to 6 months by notice at least 3 months prior to the end of the Term with DB’s compensation to be pro-rata for the extended period.

2)

Bion shall compensate DB as follows:

a)

Monthly cash fees of $31,000 per month commencing January 2015 shall be paid to DB in cash (if available); Bion and DB each acknowledge that  such cash compensation shall continue to be deferred initially  until the  the Board of Directors of Bion elects to resume cash payments to all employees and consultants who are currently  deferring cash  compensation;

b)

DB's cash compensation shall be reviewed by Bion's Board of Directors (‘Board’) when Bion transitions to a revenue generating operating company;

c)

Bion's Board shall periodically (but not less than annually) evaluate DB's performance for bonus purposes, with a target of cash bonuses of not less than 1/3 of DB's annual compensation together with any other performance bonuses that the Board deems appropriate;

d)

Until Bion resumes cash payment of DB's compensation, such sums shall be accrued and treated as set forth herein and DB shall be reimbursed on a monthly basis for his expenses;

e)

Bion hereby grants to DB options to purchase 450,000 shares of Bion’s common stock at a price of $.75 per share until December 31, 2020 (‘Options’) pursuant to Bion’s 2006 Consolidated Incentive Plan, as amended, (‘Plan’), which Options shall be immediately vested;

f)

Bion hereby takes the following actions with regard to options previously granted to DB (‘Existing Options’) and all warrants previously acquired by DB, whether from Bion or others (including warrants held by donees of DB)(‘Existing Warrants’):

i) extends the term to Dec 31, 2020;

ii) reduces any exercise price in excess of $1.50 to $1.50;

iii) acknowledges that all of the Warrants, Existing Warrants,Options and Existing Options are subject to the ‘exercise bonus’ provisions of the Existing Agreement; and

iv) waives any provisions of the Options, Existing Options and/or Plan that would shortend the term of the Options or Existing Options upon termination of DB’s sevices to and engagement with Bion; Bion hereby cancels (with consent of DB) all outstanding Contingent Stock Bonuses previously granted to DB (250,000) pursuant to the Plan; and

3)

New Note and Cash Note

a)

Effective January 1, 2015, the aggregate outstanding balance of $1,464,546 (principal plus accrued interest) of the Existing Note at December 31, 2014 (adjusted for conversions, etc.) including accruals for interest, etc. to the Other Notes at December 31, 2014 are hereby transferred to the New Note;

b)

New Note shall be convertible pursuant to its terms into Units (consisting of 1 share of Bion’s common stock and ¼ warrant to purchase a share of Bion’s common stock at a price of $1.00 per share for a five year period at $1.00 per share (subject to ‘exercise bonus’ provisions));

c)

Bion acknowledges that the  New Note (principal and interest now and going forward) represents compensation to DB and, therefore, the common stock of Bion to be issued upon conversion (and upon exercise of the warrants received upon such conversion) of the New Note shall be registered and delivered pursuant to the Plan.

d)

DB’s Unpaid Expenses  and the cash principal of the Other Notes in the aggregate amount of $395,277 (collectively ‘Initial Principal’) shall be, and hereby are,  transferred to a new promissory note (‘Cash Note’) (in the form attached hereto as Exhibit 2) which  Cash Note shall i) be due and payable on December 31, 2015; ii) accrue interest at a 4% simple annual rate; and iii) DB shall be issued warrants to purchase 1.5 shares of Bion’s common stock for each dollar of Initial Principal of the Cash Note at a price of $1.00 per share through December 31, 2020 (‘Coverage Warrants’); iv)  with such Coverage Warrants valued at $.10 per Warrant (15% of the Initial Principal, in aggregate); and, therefore, v) the Cash Note will be issued at 85% of the Initial Principal (the full amount of which shall be due at maturity of the Cash Note);

e)

Upon transfer of all the balances at December 31, 2014 of the Existing Note, Other Notes and Unpaid Expenses to the New Note and the Cash Note, Bion’s obligations to DB pursuant to Existing Note, Other Notes and Unpaid Expenses shall be cancelled.

4)

The terms of this Extension Agreement control all matters covered hereby; provided, however, Bion acknowledges that any terms of the Existing Agreements not inconsistent with the items set forth matters set forth herein shall inure to the benefit of DB and remain in full force and effect as if repeated in full herein.

5)

Miscellaneous:

a)

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by Merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party’s equity or assets and business.

b)

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other  forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

c)

Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

d)

Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

e)

In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

f)

This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.  This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Environmental Technologies, Inc.

By: /s/ Mark A. Smith

       Mark A. Smith, President

/s/ Dominic Bassani

Dominic Bassani, Individually

ATTACHMENT “A”

TERMS OF COMPENSATION

1- DB’s monthly compensation of $31,000.00 (‘Monthly Comp’) shall accrue and be treated as set forth below.

2-To the extent that an accrued/deferred balance of Monthly Comp exists which  has not been converted or paid as set forth below (‘Deferred Comp’),  interest will accrue at a simple rate of  4%.

3-DB shall have the right  to convert Monthly Comp and/or Deferred Comp into the common stock of Bion ( issued under and pursuant to the terms of Bion’s 2006 Consolidated Incentive Plan, as amended (‘Plan’) and Bion’s currently effective Form S-8 registration statement (‘Registration Statement’)) at one time a sum no greater than  Monthly Comp plus, subject to written approval and/or waiver of the volume limitation by Bion,  the higherer of:  i) 30% of Deferred Comp or ii) three  times Monthly Comp, on the following terms and conditions:

a)

Notification of election to convert shall be delivered to Bion by DB during the first five calendar days of month to convert Monthly Comp for the  proceeding month plus any additional amount elected by DB (subject to the limitations set forth above);

b)

Conversion formula: the price of conversion shall be the average closing price for Bion’s common stock for the last 10 trading days of the immediately preceeding month (in the event that there was no trade on a given day, the closing bid price shall be treated as the closing price on that day);

c)

Conversion may only be made on a date when Bion has made all of its required periodic reports to the US Securities & Exchange Commision (‘SEC Reports’) and the Registration Statement is effective; but further provided, that if the Registration Statement has not been effective for a period of time, no conversion may be made without Bion’s written consent until the Registration Statement has been effective for at least 60 calendar days.

4-Bion cash payment option:

a)

Bion may at any time elect to pay all or part of the Monthly Comp and/or Deferred Comp by notification to DB by e-mail of its intent to pay in cash within 30 days;

b)

Upon receipt of such notification, DB’ right to elect conversion terminates as to the sum set forth in the notification from Bion.